EXHIBIT (11)
                        SPRINT CORPORATION
             COMPUTATION OF EARNINGS PER COMMON SHARE
               (In Millions, Except Per Share Data)

                                              For the Years Ended
                                                  December 31,
                                             1994     1993     1992
PRIMARY EARNINGS PER SHARE
Income from continuing operations          $ 883.7  $ 480.6  $ 496.1
Preferred stock dividends                     (2.7)    (2.8)    (3.5)
                                             881.0    477.8    492.6

Discontinued operations, net                   7.0    (12.3)    --
Extraordinary losses on early
 extinguishments of debt, net                 --      (29.2)   (16.0)
Cumulative effect of changes in
 accounting principles, net                   --     (384.2)    22.7
Earnings applicable to common stock        $ 888.0   $ 52.1  $ 499.3

Weighted average number of common
shares (1)                                   348.7    343.7    337.2

Primary earnings per share
 Continuing operations                      $ 2.53   $ 1.39   $ 1.46
 Discontinued operations                       .02    (0.04)     --
 Extraordinary item                            --     (0.08)   (0.05)
 Cumulative effect of changes in
  accounting principles                        --     (1.12)    0.07
Total                                       $ 2.55   $ 0.15   $ 1.48

FULLY DILUTED EARNINGS PER SHARE
Income from continuing operations, net
 of preferred stock dividends              $ 881.0  $ 477.8  $ 492.6
Convertible preferred stock dividends          0.6      0.6      0.8
                                             881.6    478.4    493.4

Discontinued operations, net                   7.0    (12.3)    --
Extraordinary losses on early
 extinguishments of debt, net                 --      (29.2)   (16.0)
Cumulative effect of changes in
 accounting principles, net                   --     (384.2)    22.7
Earnings as adjusted for purposes of
 computing fully diluted earnings per
 share                                     $ 888.6   $ 52.7  $ 500.1

Weighted average number of common
 shares                                      348.7    343.7    337.2
Additional dilution for common stock
 equivalents and dilutive securities           1.3      2.0      3.1
Total                                        350.0    345.7    340.3

Fully diluted earnings per share
 Continuing operations                      $ 2.52   $ 1.38   $ 1.45
 Discontinued operations                       .02    (0.04)     --
 Extraordinary item                            --     (0.08)   (0.05)
 Cumulative effects of changes in
  accounting principles                        --     (1.11)    0.07
Total                                       $ 2.54   $ 0.15   $ 1.47

(1) Weighted average number of common shares outstanding has been adjusted for dilutive common stock equivalents using the treasury stock method.